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                                                                    EXHIBIT 21.1


                     SUBSIDIARIES OF CALLIDUS SOFTWARE INC.



         Callidus Software Ltd.                  United Kingdom

         Callidus Software GmbH                  Germany

         Callidus Software Pty. Limited          Australia